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IDEX Corporation Completes Acquisition of Airtech

Northbrook, Illinois, (June 14, 2021) – IDEX Corporation (NYSE: IEX) today completed its previously announced acquisition of Airtech Group, Inc., US Valve Corporation and related entities from investment funds managed by EagleTree Capital.
Airtech designs and manufactures a wide range of highly-engineered pressure technology products, including vacuum pumps, regenerative blowers, compressor systems and valves. The company provides customized solutions across diversified end markets such as alternative energy, food processing, medical, packaging and transportation. Airtech serves clients globally, with operations in the United States, Europe and Asia.
“Airtech and its employees worldwide are a welcome addition to the IDEX family of businesses, expanding our expertise in specialized, high-performing air moving technologies,” IDEX Chief Executive Officer and President Eric Ashleman said. “We look forward to fully integrating the Airtech team into our global company. Airtech’s highly-engineered pneumatic solutions further our ability to solve the most difficult problems for our customers.”
Airtech’s headquarters and largest manufacturing facility are in Rutherford, New Jersey. The company has other manufacturing operations in Werneck, Germany and Shenzhen, China. Airtech joins IDEX’s Health & Science Technology segment.
About IDEX
IDEX (NYSE: IEX) is a company that has undoubtedly touched your life in some way. In fact, IDEX businesses make thousands of products that are mission-critical components in everyday activities. Chances are the car you’re driving has a BAND-IT® clamp holding your side airbag safely in place. If you were ever in a car accident, a Hurst Jaws of Life® rescue tool may have saved your life. If you or a family member is battling cancer, your doctor may have tested your DNA in a quest to find the best targeted medicine for you. It’s likely your DNA test was run on equipment that contains components made by our growing IDEX Health & Science team. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call over 40 diverse businesses around the world part of the IDEX family. With more than 7,000 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global nearly $2.5 billion company committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.

Investor Contact
IDEX Corporation
William K. Grogan
Senior Vice President and Chief Financial Officer
+1 847-498-7070
wgrogan@idexcorp.com

Media Contact
IDEX Corporation
Mark Spencer
+1 847-457-3793
mdspencer@idexcorp.com